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Exhibit 21.1

CIBER, Inc.
List of Subsidiaries
As of December 31, 2002

Name	Jurisdiction of Organization
CIBER Associates, Inc.	Delaware
DigiTerra, Inc.,	Delaware
CIBER of Canada, Inc.	Canada
Enspherics, Inc.	Colorado
CIBER International, Inc.	Delaware
DigiTerra Broadband, Inc.	Delaware
CIBER (India) Ltd.	Delaware
DCI India L.L.C.	Michigan
CIBER International Holdings C.V.	The Netherlands
CIBER European Holdings B.V.	The Netherlands
Solution Partners B.V.	The Netherlands
CIBER Deutschland GmBH	Germany
CIBER Hungary Consulting LLC	Hungary
CIBER (UK) Limited	United Kingdom
CIBER Solution Partners (UK) Limited	United Kingdom
Aris UK Limited	United Kingdom

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  Exhibit 21.1
CIBER, Inc. List of Subsidiaries As of December 31, 2002